EXHIBIT (1)

                                   AGREEMENT

Party A:   Lanbo Financial Investment Company Group Limited

Party B:   Aidi Financial Investment Co., Ltd.

Party A: Lanbo Financial Investment Company Group Limited, a company incorporated under the laws of British Virgin Islands ("Lanbo").

Party B: Aidi Financial Investment Co., Ltd., a company incorporated under the laws of British Virgin Islands ("Aidi BVI").

Party A has retained Party B as its financial advisor to assist Party A in a reverse merger transaction and to obtain a public company listing in the United States.

Party A entered into an agreement with Aidi Financial Investment, LLC, a U.S. company ("Aidi"), dated October 15, 2003 ("Aidi Agreement"). Xian Xinxing Real Estate Development Co. Ltd ("Xinxing"), a subsidiary of Party A, entered into an agreement with Meiyi Xia, as a representative of Party B ("Meiyi"), dated March 3, 2003 ("Meiyi Agreement"). Party A and Party B acknowledge that the Aidi Agreement and the Meiyi Agreement both relate to services to be rendered for the benefit of Party A, and compensation to be paid, in connection with a reverse merger transaction and obtaining a public company listing in the United States. Accordingly, the parties hereto desire to set forth in a single agreement the services to be rendered and the compensation to be paid in connection with the reverse merger transaction involving Party A.

It is agreed by the parties hereto: (i) that the Aidi Agreement and the Yaru Agreement are hereby terminated and shall no further force and effect, and (ii) no party under the Yaru Agreement or Aidi Agreement shall have any liability or obligation to the other party whatsoever.

I.  Aidi BVI Scope of Services:

       Aidi BVI, as the financial advisor, will assist Lanbo to execute the business of financial investment services, which includes leading role in the advisory services of merger and acquisition. In order to aggressively expand the business of Lanbo, Aidi BVI will help Lanbo to become a listed company in the U.S.A by reverse merger. Aidi BVI will assist Lanbo to render its services as the followings:

       Consulting Services

       1. Strategic planning and analysis;

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       2. Craft the business model and assist to write the business plan for
          Lanbo;

       3. Identify and recommend US, Chinese and BVI legal counsel, US auditor and funding sources for Lanbo as well as assist Lanbo familiarize with current financial rules and regulations in the U.S.A.

       4. Advisory on industry analysis and identifying acquisition target companies in China and training on M & A operation including vertical integration of the targeted industry;

       5. Advisory on assisting to build up the mid-management for the potential investment portfolio companies and Staff training before going public.

       Reverse Merger

       1. Identifying and introducing eligible shell company ("Shell Company");

       2. Negotiation of reverse merger transaction;

       3. Coordinating all parties involved in the transaction, including business advises on related reverse merger transaction;

       4. Upon closing, Aidi BVI will assure Lanbo has absolute controlling interest of the Shell Company and become listed company in the U.S.A. Lanbo's share ownership in the Shell Company following the reverse merger will not be less than 54%.

       Financing:

       1. Strategy planning of capital raising in the capital market and its schedule;

       2. Valuation analysis of private placement or public offering and related time frame;

       3. Recommendation on Lanbo's and Shell Company's initial capitalization structure;

       4. Recommend and locate several sources of capital raising and methods, assisting in analyzing the capital markets of the U.S.A., advising on short-term and/or long-term financing strategy.

       M & A

       1. Industry analysis and work out acquisition strategy, plan and criteria;

       2. Identify potential acquisition target companies and strategy for each acquisition, including negotiation, coordination, valuation and detailed execution plan for the potential investment portfolio companies;

        3. Assist to conduct the market analysis of industry trend, due diligence of the potential target acquisition companies. Work out M&A plan and its scheduling including the execution of the plan on schedule;

        4. Assist to build the platform for mid-management of acquired investment portfolio companies in terms of consolidated financial statements and vertical integration of the sector the industry involved.
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        5. Staff training for business personnel and guide them through the process to build up their ability and qualification to operate independently.

II.  Obligations and Responsibilities of Lanbo

      Lanbo, as the candidate company for the public listing in the US and beneficiary of listing and financing, Lanbo should assume its responsibilities and obligation as followings:

           (i) Respond promptly to the business proposal put forwarded by Aidi BVI and make decision accordingly in a timely manner;
           (ii) Once the decision has been made, Lanbo should execute it effectively according to the time table;
           (iii) Bear the expenses incurred related to purchasing of the shell;
           (iv) Bear the up-front expenses before listing;
           (v). Responsible for providing accurate material information during the process of auditing and legal due diligence;
           (vi) Ensure Aidi BVI or its designees can independently use 46% equity interest of the Shell Company's stock (including the reservation of 7% equity interests for former shareholders of the Shell Company and other service providers designated by Aidi BVI);
           (vii) Pay Aidi BVI's expense at cost incurred in the process of Lanbo's reverse merger, private placement and any related business activities related with Aidi BVI's responsibilities and obligations under item I in this agreement.
           (viii)During the effective period of the agreement, Lanbo cannot retain any other financial consultants without Aidi BVI's prior consent, except for Keating Securities, LLC ("Keating"). The parties hereto acknowledge and agree that Keating shall be the exclusive placement agent for the Shell Company and Lanbo pursuant to a financial advisory agreement between the Shell Company and Keating to be executed on or before the closing of the reverse merger.

III. Compensation:

Consultant fees for listing: Lanbo will pay Aidi BVI a total sum of RMB 1.6 million.

Commission: As Lanbo's financial consultant, Lanbo will pay 2% of total amount of funds raised by Lanbo during the term of this Agreement.

In order to expand Lanbo's business through M & A, reduce the expenses before going public, aggressively build up Lanbo's asset and its market capitalization, meanwhile, leave more development fund for Lanbo, the Parties agree that Lanbo will have controlling interest of the Shell Company which is no less than 54% equity interest, and Aidi will receive and/or have the right of disposition of

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the rest of 46% equity interest in the Shell Company (excluding the 7% equity interest in Shell Company retained by the former shareholders of Shell Company) as compensation for services rendered by Aidi BVI hereunder or other service providers. The parties hereto agree that the 39% equity interest in Shell Company received by Aidi BVI hereunder shall be disposed to the following persons in the following amounts immediately following the closing of the reverse merger involving the Shell Company and Lanbo:

                                          Equity Interest in Shell Company
                                          --------------------------------
                Du Yaru                                  8%
                Duan Xiao                                4%
                To Yin Shing                             8%
                Du Qing Song                             4%
                Zhao Juan                                3%
                Guo Junli                                2%
                Meiyi Xia                                8%
                Feldman Weinstein LLP                    2%

IV. Default:

      Aidi BVI's Responsibilities:

        (i) As the financial advisor of Lanbo, should Aidi BVI make wrong doings, misguide, result in failure of reserve merger, then Aidi BVI will assume all losses of Lanbo;
        (ii) In the process of capital raising, should Aidi BVI make wrong doings, misguide, result in failure of capital raising, then Aidi BVI will assume all losses of Lanbo.

        Lanbo's Responsibilities:

        (i) As the issuer and beneficiary of capital raising in this reserve merger transaction, Lanbo should be responsible for Aidi BVI's all economic losses without responding to all Aidi BVI's proposals in a timely manner after Lanbo's agreement and commitment of the business proposals.

V.  Dispute Resolution

      This Agreement is governed by and construed in accordance with the laws of China and BVI in line with sincerity, trustworthy and credibility. All disputes, controversies or claims arising out of or relating to this Agreement shall in the first instance be the subject of a meeting between the representatives of each party who has decision-making authority with respect to the matter in question. Should the meeting do not result in a resolution of the dispute following notice of the dispute to the other party, then the dispute shall be resolved in a court proceeding to be held in place where dispute takes place.

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VI. The Text Effect

        This Agreement is written in Chinese and English, and text comes under protection and domination of the laws of the People Republic of China and British Virgin Island. The Chinese version has the priority to any other version of translation

VII. Others

      If any other related matters and details are not included in this Agreement, the Parties will sign supplemental Agreement attached to this Agreement. The supplemental Agreement is indispensable part of this contract, and it has the equal legal effect.

VIII. Effectiveness

This agreement will be effective upon the signing of the Parties. The period of validity and term of this Agreement is 2 years from the date hereof. The originals are quadruplicating (includes supplemental Agreement ). The Parties will have two copies of each. After the Parties sign and stamp the seal on the documents, those 4 documents have the equal legal effects.

                            [Signature page follows.]

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Dated this 27th day of September, 2004


Party A: Lanbo Financial Investment Company Group Limited ("Lanbo")


By /s/ Lu Pingji
   --------------------

Title: Chairman
      -----------------

Party B: Aidi Financial Investment Co., Ltd. ("Aidi BVI")


By /s/ Meiyi Xia
   --------------------

Title: Authorized Signatory
       --------------------

Accepted and Agreed to:

Aidi Financial Investment, LLC ("Aidi")


By  /s/ Du Qing Song
   --------------------

Title: Authorized Signatory
       --------------------

Xian Xinxing Real Estate Development Co. Ltd ("Xinxing")


By /s/ Lu Pingji
   --------------------

Title: Authorized Signatory
       --------------------


 /s/ Meiyi Xia
-----------------------------
Meiyi Xia